Exhibit 99.1

Moderna Reports Second Quarter 2025 Financial Results and Provides Business Updates
Reports second quarter revenues of $0.1 billion, GAAP net loss of $(0.8) billion and GAAP EPS of $(2.13)

Updates 2025 projected revenue range to $1.5 to $2.2 billion, reflecting a $300 million reduction at the high end, primarily driven by timing of deliveries for contracted revenue into the first quarter of 2026

Improves 2025 expected GAAP operating expenses by approximately $400 million to a range of $5.9 to $6.1 billion

Reiterates 2025 expected year-end cash balance of approximately $6 billion

Announced three recent U.S. FDA approvals and positive Phase 3 efficacy results for seasonal influenza vaccine

CAMBRIDGE, MA / ACCESSWIRE / August 1, 2025 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the second quarter of 2025.
"In the last three months, we advanced our pipeline with positive Phase 3 flu vaccine efficacy data and expanded our commercial portfolio with three new U.S. FDA approvals to drive future sales growth," said Stéphane Bancel, Chief Executive Officer of Moderna. “Today, we are updating our 2025 financial framework, reducing the high end of this year's expected revenue range by $300 million due to the timing of shipments. We continue to operate with financial discipline and are improving expected annual operating expenses in 2025 by approximately $400 million. Looking forward, we have important catalysts over the next six months across our infectious disease and oncology programs that will help us deliver on the promise of our mRNA platform for patients."
Recent progress includes:
Commercial Updates
COVID-19: The Company reported $114 million in Spikevax® sales in the second quarter of 2025, which includes $88 million of U.S. sales and $26 million of international sales. Moderna recently announced U.S. Food and Drug Administration (FDA) approval for the supplemental Biologics License Application (sBLA) for Spikevax in children 6 months through 11 years of age who are at increased risk for COVID-19 disease. The Company's COVID-19 vaccine (mRNA-1273) was previously available for pediatric populations under Emergency Use Authorization (EUA). Additionally, the Company announced it has received final approval from the European Medicines Agency for Spikevax targeting the LP.8.1 variant in individuals six months of age and older. Moderna also announced FDA approval for mNEXSPIKE® (mRNA-1283), a next-generation vaccine against COVID-19, for use in all adults aged 65 and older, as well as individuals aged 12-64 years with at least one underlying risk factor.

RSV: The Company reported negligible mRESVIA® sales in the second quarter of 2025. Moderna's RSV vaccine for adults aged 60 years and older has been approved in approximately 40 countries. Additionally, Moderna recently announced that the FDA has approved mRESVIA (mRNA-1345), expanding the previous indication, for the prevention of lower respiratory tract disease (LRTD) caused by RSV in individuals 18-59 years of age who are at increased risk for disease.

Second Quarter 2025 Financial Results

Revenue: Total revenue for the second quarter of 2025 was $142 million, a 41% decrease from $241 million in the same period in 2024. The decline was primarily driven by lower COVID vaccine sales, which totaled $114 million in the quarter. Demand is expected to be concentrated in the second half of the year, aligning with the fall and winter seasons as the vaccine continues to transition into a seasonal respiratory product.

Cost of Sales: Cost of sales for the second quarter of 2025 was $119 million, which included third-party royalties of $6 million, inventory write-downs of $38 million, and unutilized manufacturing capacity and wind-down costs of $52 million. Cost of sales was relatively flat compared to the same period in 2024. The increase in cost of sales as a percentage of net product sales, to 105% from 62% in the second quarter of 2024, was mainly driven by the impact of lower net product sales.

Research and Development Expenses: Research and development expenses for the second quarter of 2025 were $700 million, a 43% decrease compared to the same period in 2024. The reduction was primarily driven by lower clinical trial and manufacturing expenses, reflecting reduced production spending, program wind-downs, and the timing of trial activities across the Company’s respiratory vaccine portfolio.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the second quarter of 2025 were $230 million, a 14% decrease compared to the same period in 2024. The decline was primarily driven by broad-based cost reductions across consulting and external services, personnel-related expenses, and commercial and marketing activities, reflecting the Company’s continued cost discipline and ongoing efforts to streamline operations.

Income Taxes: Income tax provisions for both periods were not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Loss: Net loss was $(0.8) billion for the second quarter of 2025, compared to $(1.3) billion for the second quarter of 2024.

Loss Per Share: Loss per share was $(2.13) for the second quarter of 2025, compared to $(3.33) for the second quarter of 2024.

Cash Position: Cash, cash equivalents and investments as of June 30, 2025, were $7.5 billion, compared to $8.4 billion as of March 31, 2025. The decrease during the quarter was primarily due to ongoing research and development expenses and other operating activities.

2025 Financial Framework
Revenue: The Company updated its 2025 projected revenue range to $1.5 to $2.2 billion, reflecting a $300 million reduction at the high end of the range. This is primarily driven by the timing shift of deliveries of contracted revenue for the U.K. into the first quarter of 2026. For the second half of the year, Moderna expects a revenue split of 40-50% in the third quarter with the balance in the fourth quarter of 2025.
Cost of Sales: Cost of sales for 2025 is expected to be approximately $1.2 billion.

Research and Development Expenses: Full-year 2025 research and development expenses are anticipated to be $3.6 to $3.8 billion, lowered from previous expectations of approximately $4.1 billion.
Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2025 are projected to be approximately $1.1 billion.
Income Taxes: The Company continues to expect its full-year tax expense to be negligible.
Capital Expenditures: Capital expenditures for 2025 are expected to be approximately $0.3 billion, lowered from previous expectations of approximately $0.4 billion.
Cash and Investments: Year-end cash and investments for 2025 are projected to be approximately $6 billion.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
Respiratory vaccines:
•Seasonal flu vaccine: In June, Moderna announced positive Phase 3 efficacy results for its seasonal flu vaccine (mRNA-1010), which demonstrated superior relative vaccine efficacy that was 26.6% (95% CI; 16.7%, 35.4%) higher than a licensed standard-dose seasonal influenza vaccine in adults aged 50 years and older. The Company is submitting mRNA-1010 data for publication, presenting data at medical conferences and preparing to file for FDA approval.

•Seasonal flu + COVID vaccine: Moderna shared positive Phase 3 immunogenicity data for its flu/COVID combination vaccine (mRNA-1083) for adults aged 50 years and older at its 2024 R&D Day event. In May 2025, the Company announced that in consultation with the FDA, it had voluntarily withdrawn the pending Biologics License Application (BLA) for mRNA-1083 with the plan to resubmit after vaccine efficacy data from the Phase 3 trial of its investigational seasonal flu vaccine (mRNA-1010) are available. The Company is engaging with regulators on data requirements for resubmitting the BLA for mRNA-1083.

Latent and other vaccines:

•Cytomegalovirus (CMV) vaccine: The Company shared 36-month durability data from a Phase 2 extension trial of its CMV vaccine candidate (mRNA-1647) at the ESCMID 2025 Global Congress. The pivotal Phase 3 study of mRNA-1647 is fully enrolled and has now accrued sufficient cases for evaluation of the primary endpoint of the study, evaluating its efficacy, safety and immunogenicity in the prevention of primary infection in women of childbearing age. Moderna is updating its analysis plan to incorporate additional secondary endpoints. The Company remains blinded and anticipates a Phase 3 final analysis in 2025.

•Norovirus vaccine: The Phase 3 study evaluating the efficacy, safety and immunogenicity of Moderna's trivalent vaccine against norovirus (mRNA-1403) is accruing cases. The timing of the Phase 3 readout will be dependent on case accruals.

Oncology therapeutics:

•Intismeran autogene: Moderna continues to make progress on advancing mRNA-4157 in the clinic. In collaboration with Merck, the Phase 3 clinical trial for adjuvant melanoma is fully enrolled. Two non-small cell lung cancer (NSCLC) Phase 3 studies for those with and without prior neoadjuvant treatment are enrolling. Separate randomized Phase 2 studies for high-risk muscle invasive and high-risk non-muscle invasive bladder cancer are also enrolling, and a randomized Phase 2 study for adjuvant renal cell carcinoma is fully enrolled. Further, Moderna and Merck have launched a new Phase 2 study of first-line treatment for patients with metastatic melanoma.

•Checkpoint adaptive immune modulation therapy (AIM-T): The Phase 1/2 study of mRNA-4359 is ongoing and the Phase 2 study, which includes cohorts in first-line metastatic melanoma and first-line metastatic NSCLC, is enrolling NSCLC patients.
•The Company recently announced that three abstracts on its investigational mRNA therapeutics have been accepted for presentation at the 2025 European Society for Medical Oncology (ESMO) Congress.

Rare disease therapeutics:

•Propionic acidemia (PA) therapeutic: In an ongoing Phase 1/2 study designed to evaluate safety and pharmacology in trial participants with PA, Moderna's investigational therapeutic (mRNA-3927) has been generally well-tolerated to date with no events meeting protocol-defined dose-limiting toxicity criteria. Early results suggest potential decreases in annualized metabolic decompensation event (MDE) frequency compared to pre-treatment, and the majority of patients have elected to continue on the open label extension study. The Company's PA program is in a registrational study.

•Methylmalonic acidemia (MMA) therapeutic: Moderna's investigational therapeutic for MMA (mRNA-3705) has been selected by the FDA for the Support for Clinical Trials Advancing Rare Disease Therapeutics (START) pilot program. The FDA and Moderna have agreed on the pivotal study design. The Company expects to start a registrational study in 2025.

Moderna Corporate Updates
•Moderna announced an organizational restructuring that will reduce its global workforce by approximately 10%. The Company anticipates a total headcount of under 5,000 by year-end.
Company Accolades
•Moderna was named to the Boston Business Journal's annual list of the Most Charitable Companies in Massachusetts (third consecutive year)
•Moderna was recognized as a top-scoring company on Disability:IN's Disability Equality Index and a Best Place to Work for Disability Inclusion (fourth consecutive year)

Key 2025 Investor and Analyst Event Dates
•Analyst Day: November 20

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on August 1, 2025. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BI6a2a760e286448f68f4b751fb8f31848
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID vaccines.

Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Net product sales	$114	$184	$200	$351
Other revenue[1]	28	57	50	57
Total revenue	142	241	250	408
Operating expenses:
Cost of sales	119	115	209	211
Research and development	700	1,221	1,556	2,284
Selling, general and administrative	230	268	442	542
Total operating expenses	1,049	1,604	2,207	3,037
Loss from operations	(907)	(1,363)	(1,957)	(2,629)
Interest income	81	111	171	231
Other income (expense), net	8	(27)	4	(46)
Loss before income taxes	(818)	(1,279)	(1,782)	(2,444)
Provision for income taxes	7	—	14	10
Net loss	$(825)	$(1,279)	$(1,796)	$(2,454)

Loss per share:
Basic and diluted	$(2.13)	$(3.33)	$(4.64)	$(6.41)

Weighted average common shares used in calculation of loss per share:
Basic and diluted	388	384	387	383
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1Includes grant, collaboration, licensing and royalty, and other miscellaneous revenue.

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,279	$1,927
Investments	3,852	5,098
Accounts receivable, net	36	358
Inventory	240	117
Prepaid expenses and other current assets	764	599
Total current assets	6,171	8,099
Investments, non-current	2,374	2,494
Property, plant and equipment, net	2,169	2,196
Right-of-use assets, operating leases	750	759
Other non-current assets	546	594
Total assets	$12,010	$14,142
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$175	$405
Accrued liabilities	987	1,427
Deferred revenue	218	153
Other current liabilities	192	221
Total current liabilities	1,572	2,206
Deferred revenue, non-current	65	58
Operating lease liabilities, non-current	666	671
Financing lease liabilities, non-current	32	39
Other non-current liabilities	276	267
Total liabilities	2,611	3,241
Stockholders’ equity:
Additional paid-in capital	1,127	866
Accumulated other comprehensive income (loss)	23	(10)
Retained earnings	8,249	10,045
Total stockholders’ equity	9,399	10,901
Total liabilities and stockholders’ equity	$12,010	$14,142

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net loss	$(1,796)	$(2,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	245	213
Depreciation and amortization	96	77
Amortization/accretion of investments	(37)	(55)
Loss on equity investments, net	8	35
Other non-cash items	36	7
Changes in assets and liabilities:
Accounts receivable, net	310	729
Prepaid expenses and other assets	(150)	3
Inventory	(122)	(197)
Right-of-use assets, operating leases	19	(62)
Accounts payable	(203)	(199)
Accrued liabilities	(395)	(464)
Deferred revenue	68	146
Operating lease liabilities	(10)	25
Other liabilities	(25)	(67)
Net cash used in operating activities	(1,956)	(2,263)
Investing activities
Purchases of marketable securities	(3,059)	(3,390)
Proceeds from maturities of marketable securities	3,424	3,536
Proceeds from sales of marketable securities	1,059	1,999
Purchases of property, plant and equipment	(120)	(378)
Purchase of intangible asset	(10)	—
Net cash provided by investing activities	1,294	1,767
Financing activities
Proceeds from issuance of common stock through equity plans	17	47
Tax payments related to net share settlements on equity awards	(1)	—
Changes in financing lease liabilities	(3)	1
Net cash provided by financing activities	13	48
Effect of changes in exchange rates on cash and cash equivalents	1	—
Net decrease in cash, cash equivalents and restricted cash	(648)	(448)
Cash, cash equivalents and restricted cash, beginning of year	1,929	2,928
Cash, cash equivalents and restricted cash, end of period	$1,281	$2,480

Spikevax®, mRESVIA® and mNEXSPIKE® are registered trademarks of Moderna.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's 2025 financial framework, including its expected revenue range and ending cash balance; Moderna's expected 2025 operating expenses; demand for Moderna's products and Moderna's ability to drive future sales growth; Moderna's continued cost discipline; and anticipated milestones for Moderna's pipeline programs, including catalysts over the next six months. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
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Moderna Contacts
Media:
Chris Ridley
Head of Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.